Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Partnership

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

telephone:	(713) 651-5151	facsimile:	(713) 651-5246

August 19, 2009

Seahawk Drilling, Inc.

5847 San Felipe, Suite 1600

Houston, Texas 77057

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Seahawk Drilling, Inc., a Delaware corporation (the “Company”), relating to 400,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), issuable pursuant to the Seahawk Drilling, Inc. Employee Stock Purchase Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 400,000 shares of Common Stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

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